For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Dynamics
Eric Boyriven/Alex Scott
212-850-5600

ALAMO GROUP ANNOUNCES 2003 FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, February 18, 2004 -- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2003.

Net sales in the fourth quarter were $67.4 million, an increase of 13% from the $59.9 million reported for the same period of 2002.  The increase in sales was the result of internal growth and reflected an improvement in the market conditions for the Company's products.  Net income for the quarter was $1.5 million, or $0.15 per diluted share, compared with a loss of $522,000, or $0.05 per diluted share in the prior year period.

For 2003, net sales grew nearly 8% to $279.1 million from $259.4 million in 2002.  About half of the increase in sales for the year was a result of internal growth and half related to the acquisitions of Valu-Bilt in April, 2002 and Faucheux in October, 2002.  Net income for the year was $8.0 million, or $0.82 per diluted share, which was 26% above the prior year's net income of $6.4 million or $0.65 per diluted share.

North American Agricultural sales increased by 13% in the 2003 fourth quarter but fell 2% for the year compared to the respective periods of 2002.  The decline for the year reflected the weak market conditions experienced in 2003, which finally began to recover as preseason bookings for 2004, particularly in the Company's Rhino product line, helped boost sales in the fourth quarter.

North American Industrial sales increased 6% in the fourth quarter and 4% for the year compared to the respective periods of 2002.  The increases were the result of modest improvement in sales to governmental agencies that have been affected by budget constraints during the past two years.  Most of this growth came in sales of Schwarze street sweepers, with the Company's industrial mowing products beginning to see a slight improvement in the fourth quarter.

ALAMO GROUP INC. ANNOUNCES 2003 FOURTH QUARTER RESULTS	PAGE 2

Alamo Group European sales were up 22% in the fourth quarter and 39% for the year compared to the respective periods of 2002.  This increase was the result of both internal growth and the acquisition of Faucheux in France, which occurred in October 2002.  Sales increased despite continued weak conditions in European markets as a result of the Company's strong marketing efforts during the year, and were further aided by increases in the exchange rates between the Pound Sterling and Euro compared to the U.S. Dollar.

Ron Robinson, President and Chief Executive Officer of Alamo Group, commented, "We finished 2003 on a strong note with solid growth in both sales and earnings in the fourth quarter.  Throughout most of the year improvement in earnings came mainly from operational efficiencies rather than market conditions, which generally remained weak.  In the fourth quarter we were aided by both, as we started to experience an uptick in market activity, predominately in our out of season sales programs.  If this trend continues it should bode well for the Company's results in 2004."

Mr. Robinson continued, "Our North American Industrial Division, which has suffered the most of any of our units due to decreased sales to governmental entities, showed some signs of rebounding in the fourth quarter.  Bookings for our Alamo Industrial and Tiger brand mowing products improved somewhat in the fourth quarter and this slight recovery has continued in 2004.  However, they did not increase as much as our Schwarze street sweepers, which were aided by new product introductions throughout 2003.

"The Company's North American Agricultural Division also had a good fourth quarter, reversing the downward sales trend of the first three quarters of the year.  This division particularly benefited by increased bookings in the various preseason sales programs offered to dealers as they stock up for the spring selling season.  This was the result of dealers ending the season with a lower level of inventory than the previous year and the general improvement in the overall agriculture industry.  We were further aided by increased aftermarket parts sales at our Herschel and Valu-Bilt units.  While we believe this trend will continue in 2004, it is subject to, among other things, changes in commodity prices and quick resolution of the recent mad cow situation, which has affected the cattle industry.

ALAMO GROUP INC. ANNOUNCES 2003 FOURTH QUARTER RESULTS	PAGE 3

"Our European Division performed well throughout the year and also finished strongly in the fourth quarter.  Based on early indications from our out of season program bookings, this trend should continue in 2004. European sales will also be aided by the pending acquisition of Rousseau in France, which was recently announced, although the acquisition will have little effect on 2004 earnings."

Mr. Robinson concluded, "Through a focus on internal operating efficiencies and marketing initiatives, we were able to generate a 26% increase in net income on an 8% increase in sales, despite continued tough conditions in some of our markets in the past year.  While we are pleased with this trend, 2002 was a weak basis for comparison.  We still need to do better and believe we will in 2004, as we stay focused on company-wide initiatives to drive sales and further improve operating efficiencies.  In 2004 we will also continue to face challenges, as there are a variety of issues that could impact our performance this year.  While our markets are improving, they are fragile like the overall economy.  Other factors that could affect us include large swings in currency exchange rates, issues such as mad cow disease, and large cost increases in areas such as raw materials, particularly steel, insurance rates, health care costs and fuel prices.  Despite these issues, we approach 2004 with a healthy mix of optimism and caution, and believe the combination of market improvement and our internal initiatives will produce growth in earnings for us this year as well."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor-mounted mowing and other vegetation maintenance equipment, street sweepers, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 1,600 employees and operates thirteen plants in North America and Europe as of December 2003.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

ALAMO GROUP REPORTS 2003 FOURTH QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/03	12/31/02	12/31/03	12/31/02
North American
Agricultural	$27,630	$24,422	$108,075	$110,784
Industrial	23,044	21,798	104,801	100,905
European	16,774	13,705	66,202	47,746
Total Sales	67,448	59,925	279,078	259,435

Cost of sales	53,408	50,287	219,316	205,891
Gross margin	14,040	9,638	59,762	53,544
	20.8%	16.1%	21.4%	20.6%

Operating Expenses	11,223	10,229	45,775	42,112
Income from Operations	2,817	(591)	13,987	11,432
	4.2%	-1.0%	5.0%	4.4%

Interest Expense	(363)	(436)	(1,968)	(2,426)
Interest Income	137	116	478	503
Other Income (Expense)	(182)	207	475	265

Income before income taxes	2,409	(704)	12,972	9,774
Provision for income taxes	936	(182)	4,934	3,392

Net Income	$1,473	($522)	$8,038	$6,382

Net income per common share:
Basic	$0.15	($0.05)	$0.83	$0.66

Diluted	$0.15	($0.05)	$0.82	$0.65

Average common shares:
Basic	9,727	9,717	9,721	9,713

Diluted	9,822	9,717	9,789	9,789

Summary Balance Sheet Data

	12/31/03	12/31/02
Receivables	64,263	59,720
Inventories	63,579	63,512
Current Liabilities	34,706	30,558
Long Term Debt	14,379	27,833
Equity	144,067	130,478